Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-185477 and 333-143866 on Form S-8 of our reports dated March 26, 2014, relating to the consolidated financial statements and financial statement schedule of Melco Crown Entertainment Limited and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2013.

/s/ Deloitte Touche Tohmatsu

Hong Kong

April 15, 2014